Exhibit 10.55

Coronado Biosciences Inc.

RESTRICTED STOCK ISSUANCE AGREEMENT

This RESTRICTED STOCK ISSUANCE AGREEMENT (the “Agreement”) is made and entered into as of February 20, 2014, by and between Coronado Biosciences Inc., a Delaware corporation (the “Company”), and Michael S. Weiss (the “Grantee”).

WHEREAS, in connection with Grantee’s employment with the Company, the Company has agreed to issue Three Million Nine Hundred Fifty Eight Thousand Six Hundred Ninety Two (3,958,692) shares of Common Stock (the “Shares”).

NOW, THEREFORE, the parties agree as follows.

1. Issuance of Stock. The Company hereby agrees to issue to the Grantee the Shares, which for purposes of this Agreement are valued at the closing price of $2.76 per share on February 19, 2014. All of the Shares received by the Grantee from the Company pursuant to this Agreement are subject to an option by the Company to repurchase such Shares.

2. Repurchase Option.

(a) The termination of the Grantee’s employment by Grantee without Good Reason or by the Company with Cause shall be a “Triggering Event”. As used herein, “Cause” means: (i) Grantee’s conviction of fraud, embezzlement or misappropriation with respect to the Company, (ii) Grantee’s material breach of the Proprietary Information and Inventions Agreement between Executive and the Company, (iii) Grantee’s breach of fiduciary duties to the Company, (iv) Grantee’s willful failure or refusal to follow any specific lawful instructions of the Company’s Chief Executive Officer, or (v) Grantee’s conviction or plea of nolo contendere in respect of any felony or a misdemeanor involving moral turpitude. The determination that the Grantee has engaged in acts constituting Cause as defined in clauses (ii), (iii), (iv), or (v) above requires the affirmative vote of a majority of the Board of Directors. As used herein, “Good Reason” means the occurrence of any of the following events without Grantee’s consent: (i) a material reduction of Grantee’s base salary, (ii) a material diminution of Grantee’s authority, duties, or responsibilities, (iii) the relocation of Grantee’s office from the New York, New York metro area, (iv) the Company’s involuntary termination of Lindsay A. Rosenwald, MD, as Chief Executive Officer for any reason other than Cause, (v) the failure of the Board of Directors to appoint Grantee as Chief Executive Officer in the event the employment of Lindsay A. Rosenwald, MD, is terminated by Cause, death, illness or disability, (vi) the Company’s material breach of this Agreement, or (vii) failure to re-elect Grantee to the board of directors other than due to Grantee’s failure to stand for reelection or refusal to serve.

(b) In the event that a Triggering Event occurs, the Company shall, from the date of termination (as reasonably fixed and determined by the Company), have an option (the “Repurchase Option”) for a period of 90 days to repurchase any of the Shares that are not vested under the vesting schedule set forth on Exhibit A hereto (“Unvested Shares”) at the price per share designated pursuant to paragraph (c) hereof. In the event the Company elects to exercise the Repurchase Option, it shall be exercised by the Company by written notice to the Grantee, which notice shall specify the number of Shares and the time (not later than 30 days from the date of the Company’s notice) and place for the closing of the repurchase of the Shares. Upon delivery of such notice and payment of the purchase price in accordance with the terms herewith, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

(c) The purchase price for each Unvested Share shall be $0.001 per share.

(d) Said purchase price shall be paid, at the Company’s option, (i) by delivery of a check in the amount of the purchase price, (ii) by cancellation of any amount of the Grantee’s indebtedness to the Company equal to the purchase price for the shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price.

(e) Whenever the Company shall have the right to repurchase Shares hereunder, the Board of Directors may designate and assign to one or more assignees the right to exercise all or part of the Company’s repurchase rights under this Agreement to purchase all or a part of such Shares.

3. Release of Shares From Repurchase Option/Accelerated Vesting. In the event the Repurchase Option is triggered pursuant to a Triggering Event and the Company (or its assigns) fails to exercise the Company’s option for the repurchase of any or all of the Unvested Shares then, upon the expiration of the 90-day option period, any and all such Shares not repurchased by the Company shall be released from the Repurchase Option. In the event of any termination of Grantee’s employment with the Company that does not constitute a Triggering Event, then all Shares shall be immediately released from the Repurchase Option. Upon the expiration or release of the Repurchase Option any unvested Shares shall immediately vest.

4. Restriction on Transfer; Ownership. Except for a transfer to a “Related Party” (as defined below), none of the Unvested Shares or any beneficial interest therein shall be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way. For purposes of this Agreement, “Related Party” shall mean a spouse, lineal ancestor or descendant, natural or adopted, and a spouse of a lineal ancestor or descendant, or a trust for the sole benefit of such persons or any of them.

All transferees of Shares or any interest therein (including Related Parties) will receive and hold such Shares or interest subject to the provisions of this Agreement, and shall agree in writing to take such Shares or interest therein subject to all the terms of this Agreement, including restrictions on further transfer. Any sale or transfer of the Company’s Shares shall be void unless the provisions of this Agreement are met.

Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the vesting period. Dividends, if any, declared and paid on the Shares during the vesting period shall be accrued by the Company during the vesting period and paid to Grantee only if and when the related Shares vest and become non-forfeitable as provided in Sections 2 and 3 hereof. Any such accrued dividends shall be paid to Grantee no later than 30 days after the applicable vesting date. If any Unvested Shares are repurchased pursuant to the Repurchase Option, then, on the date of such repurchase, Grantee shall no longer have any rights as a stockholder with respect to such repurchased Shares or any interest therein, and Grantee shall not be entitled to receive any accrued dividends previously declared on such repurchased Shares

5. Omitted.

6. Investment Intent; Legends on Certificates.

(a) Simultaneously with the execution hereof, the Grantee has executed and delivered to the Company a copy of the Investment Representation Statement in the form of Exhibit B hereto concerning the Grantee’s investment intent with respect to the Shares.

(b) The Grantee acknowledges that the certificates evidencing the Shares shall be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreement to which the Shares are subject, substantially as follows.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION PROVISIONS.

(c) The Grantee understands and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize and transfer any of the Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

7. Adjustment for Stock Splits and the Like. All references to the number of Shares shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares that may be made by the Company after the date of this Agreement.

8. Tax Consequences.

(a) The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign (if applicable) tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Grantee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. The Grantee understands that it may elect to be taxed at the time the Shares are purchased rather than when and as the Repurchase Option or 16(b) period expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

(b) THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

(c) If the Grantee makes any tax election relating to the treatment of the Shares under the Code, at the time of such election the Grantee shall promptly notify the Company of such election.

9. Restriction on Pursuit of Product Candidates. Grantee agrees that for a period of five (5) years from the date of this Agreement, Grantee will not, on his own behalf or on behalf of any other person or entity, license, purchase, develop or acquire any Product Candidate unless: (A) Grantee has first recommended that the opportunity be pursued and has offered a full presentation of the opportunity to the Company’s Strategic Transactions Committee (“STC”); and (B) the STC has formally declined to pursue the opportunity notwithstanding Grantee’s recommendations and presentation. The STC will not fail to approve the pursuit of a Product Candidate recommended by Grantee and the Chief Executive Officer without reasonable justification. “Product Candidate” means a technology for the treatment of human disease which Grantee becomes aware of prior to or during the term of his employment. Notwithstanding the foregoing, Product Candidates primarily directed at B-cell malignancies shall be excluded from this Section 9. This Section 9 will survive the termination of this Agreement.

10. General Provisions.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. This Agreement represents the entire agreement between the parties with respect to the repurchase of the Shares by the Company and may be modified or amended only in a writing signed by all parties hereto.

(b) In addition to the legend set forth in Section 6 of this Agreement, the certificates representing the Shares shall be endorsed with the following legend.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK ISSUANCE AGREEMENT AND TO THE RESTRICTIONS CONTAINED THEREIN, INCLUDING RESTRICTIONS UPON TRANSFER. A COPY OF THE AGREEMENT WILL BE FURNISHED TO ANY INTERESTED PARTY UPON WRITTEN REQUEST, WITHOUT CHARGE.

(c) Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by notifying the other in writing.

(d) The rights and obligations of the Company and the Grantee hereunder shall be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs. In addition, the rights and obligations of the Company under Section 2 of this Agreement shall be transferable to any one or more persons or entities as set forth therein.

(e) Either party’s failure to enforce any provision or provisions of this Agreement, except for the exercise by the Company of its Repurchase Option, shall not in any way be construed as a waiver of any such provision or provisions, nor prevent the party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(f) The Company and the Grantee agree, upon request, to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g) THIS AGREEMENT DOES NOT IN ANY MANNER OBLIGATE THE COMPANY TO CONTINUE THE GRANTEE’S RELATIONSHIP WITH THE COMPANY.

(h) This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Issuance Agreement as of the day and year first set forth above.

COMPANY:

Coronado Biosciences Inc.

By:	/s/ Lindsay A. Rosenwald, MD
Lindsay A. Rosenwald, MD

GRANTEE:

Michael S. Weiss

/s/ Michael S. Weiss	(SEAL)

Address:	787 7th Avenue, 48th floor
New York, NY 10019

EXHIBIT A

VESTING SCHEDULE

Subject to continued employment with the Company, the shares referenced in the attached agreement shall be subject to a vesting schedule whereby the shares shall be released from the Repurchase Option as follows:

1.	16.67% of the Shares will vest on each of the first three annual anniversaries of the date of this Agreement.

2.	The remainder of the Shares shall vest in five equal installments as follows:

Ten percent (10%) of the Shares will vest upon the closing by the Company on each Corporate Development Transaction; provided, however, if any such Corporate Development Transaction(s) occur prior to the fifth anniversary of this Agreement, then vesting shall occur such fifth anniversary, provided, that Grantee remains employed through such fifth anniversary. A “Corporate Development Transaction” means the license or purchase of a technology, product, product candidate, medical device, company (in whole or in part), or any other significant transaction adding value to the Company through (a) his own direct outreach, including those of Opus Point Partners employees and consultants (other than Lindsay A. Rosenwald, MD), or his network of contacts outside the Company or (b) the efforts of “CEO’s in Residence” brought into the Company by Grantee (as opposed to Corporate Development Transactions uncovered by other Company agents or that are sent to other Company agents through Company contacts such as board members, bankers, etc.). In the event that, following the closing of a Corporate Development Transaction but prior to the vesting on the fifth anniversary, Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason, any unvested shares that would have vested upon the fifth anniversary of such closing shall accelerate and vest in full on the date of such termination. Such shares shall also immediately vest upon Corporate Transaction set forth below.

The Strategic Technology Committee of the Board of Directors has the exclusive authority to determine if a transaction is sufficient to constitute a Corporate Development Transaction; provided that the Strategic Technology Committee will not fail to approve a transaction recommended by the Chief Executive Officer as a Corporate Development Transaction without reasonable justification.

In addition, upon a Corporate Transaction (as defined in the 2013 Stock Incentive Plan), the unvested portion of the Shares shall vest and be immediately released from the Repurchase Option.

The opportunity to vest shall continue for as long as Grantee remains an employee.

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

Grantee:	Michael S. Weiss
Issuer:	Coronado Biosciences Inc. (the “Company”)
Security:	Common Stock

No. of Shares: 3,958,692

In connection with the receipt of the above securities, the Grantee represents to the Company as follows.

1. Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Grantee is acquiring the securities for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2. Grantee understands that the securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

3. Grantee further understands that the securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available. Moreover, Grantee understands that the Company is under no obligation to register the securities. In addition, Grantee understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

Date: February 20, 2014	GRANTEE:

/s/ Michael S. Weiss
Michael S. Weiss